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                                  EXHIBIT 99.1



                         EZCORP RAISES EARNINGS GUIDANCE

                       FOR FISCAL FOURTH QUARTER AND YEAR



AUSTIN, TEXAS (OCTOBER 12, 2006) -- EZCORP, Inc. (NASDAQ : EZPW) announced today that it expects earnings for its quarter ended September 30, 2006 to be in the range of $0.61 to $0.64 per share, significantly higher than its previously announced guidance of $0.43 to $0.46. During the quarter, the Company realized a stronger than expected signature loan contribution (primarily due to lower levels of bad debt), a net benefit of approximately $0.04 per share from several non-recurring items, and a lower than expected earnings drag from new store openings. The Company opened 46 stores during the quarter, with most of these opening late in the quarter.

For the fiscal year ending September 30, 2006, the Company is raising earnings guidance to a range of $2.05 to $2.08 per share compared to $1.09 per share for the twelve month period ended September 30, 2005. For the year, the Company opened 101 EZMONEY stores and closed one, for a net increase of 100 stores.

For fiscal 2007, the Company expects earnings to be in the range of $2.40 to $2.45 per share. The Company also expects to open approximately 100 stores in fiscal 2007.

The Company will release earnings for its fiscal fourth quarter and year on Thursday, November 9, 2006 following the close of market. Management will discuss the fiscal year and fourth quarter results and outlook for fiscal 2007 in a conference call scheduled for 3:30 pm Central Time on the 9th.

EZCORP is a lender and provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 280 EZPAWN locations open on September 30, 2006, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 334 EZMONEY locations and 82 EZPAWN locations open on September 30, 2006, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.

This announcement contains certain forward-looking statements regarding the Company's expected performance for future periods including, but not limited to, expected future earnings and new store expansion. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, changes in regulatory environment, and other factors periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

For additional information, contact Dan Tonissen at (512) 314-2289.